EXHIBIT 99.B-11

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post-Effective Amendment No. 58 to Registration Statement No. 2-31618 of our report dated November 6, 1998 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.



Deloitte & Touche LLP
Kansas City, Missouri
November 27, 1998